Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 14th day of May, 2020, by Walker & Dunlop, Inc., a Maryland corporation (the “Company”) with its principal place of business at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, MD 20814, and Stephen P. Theobald, residing at the address on file with the Company (the “Executive”).

WHEREAS, the parties desire to enter into this Agreement to reflect the Executive’s executive capacities in the Company’s business and to provide for the Company’s continued employment of the Executive; and

WHEREAS, the parties wish to set forth the terms and conditions of that employment.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.         Term of Employment

The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement.  Unless terminated earlier pursuant to Section 5, the Executive’s employment pursuant to this Agreement shall be for the three (3) year period commencing on May 14, 2020 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Initial Term”).  The Initial Term shall be extended for an additional twelve (12) months on the third and each subsequent anniversary of the Commencement Date unless the Company or the Executive provides written notice to the contrary at least sixty (60) days before the applicable anniversary of the Commencement Date.  The Initial Term, together with any such extensions, shall be referred to herein as the “Employment Period.”

2.         Title; Duties

The Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company.  The Executive shall report to the Chief Executive Officer of the Company, who shall have the authority to direct, control and supervise the activities of the Executive.  The Executive shall perform such services consistent with the Executive’s position as may be assigned to Executive from time to time by the Chief Executive Officer of the Company and are consistent with the bylaws of the Company as it may be amended from time to time, including, but not limited to, managing the affairs of the Company.

3.         Extent of Services

(a)        General.  The Executive agrees not to engage in any business activities during the Employment Period except those which are for the sole benefit of the Company and its subsidiaries, and to devote Executive’s entire business time, attention, skill and effort to the performance of Executive’s duties under this Agreement.

Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of Executive’s duties to the Company, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Chief Executive Officer of the Company, serve on the boards of directors of corporations other than the Company, provided, however, that no such approval shall be necessary for the Executive’s continued service on any board of directors on which the Executive was serving on the date of this Agreement, all of which have been previously disclosed to the Company’s Board of Directors in writing and provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that competes with the Company.  The Executive shall perform Executive’s duties to the best of Executive’s ability, shall adhere to the Company’s published policies and procedures, and shall use Executive’s best efforts to promote the Company’s interests, reputation, business and welfare.

(b)        Corporate Opportunities.  The Executive agrees that Executive will not take personal advantage of any business opportunities which arise during Executive’s employment with the Company and which may be of benefit to the Company.  All material facts regarding such opportunities must be promptly reported by the Executive to the Chief Executive Officer of the Company for consideration by the Company.

4.         Compensation and Benefits

(a)        Salary.  The Company shall pay the Executive a gross base annual salary (“Base Salary”) of $500,000.  The Base Salary shall be payable in arrears and in accordance with the Company’s normal payroll practices, minus such deductions as may be required by law or reasonably requested by the Executive.  The Company’s Compensation Committee (the “Compensation Committee”) shall review Executive’s Base Salary annually in conjunction with its regular review of employee salaries and may increase (but not decrease) the Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

(b)        Annual Bonus. Executive shall be entitled to earn bonuses with respect to each calendar year of the Employment Period (or partial calendar year), based upon Executive’s and the Company’s achievement of performance objectives set by the Company (“Annual Bonus”), with a target bonus (“Target Bonus”) of 100% of Executive’s Base Salary.  Any such Annual Bonus earned by the Executive shall be paid annually by March 15 of the year following the end of the year for which the Annual Bonus was earned.

(c)        Equity Grants.  The Executive will be eligible for grants of equity or equity-based awards under any equity compensation plans of the Company as in effect from time to time at the discretion of the Company’s Board of Directors.

(d)        Other Benefits.  The Executive shall be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time and shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation (including any matching contribution program) and incentive plans, equity award plans (including any performance-based equity award program), performance bonuses and other benefits as the Company extends, as a matter of policy, to its executive employees, consistent with the terms of such plans and arrangements and as such plans and arrangements may be amended from time to time.

(e)        Reimbursement of Business Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

(f)       Timing of Reimbursements.  Any reimbursement under this Agreement that is taxable to the Executive shall be made in no event later than sixty (60) days following the calendar year in which the Executive incurred the expense.

5.         Termination

(a)        Termination by the Company for Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause, upon written notice by the Company to the Executive.  For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive’s willful failure or gross negligence in the performance of Executive’s assigned duties for the Company, which failure or negligence continues for more than fifteen (15) calendar days following the Executive’s receipt of written notice of such willful failure or gross negligence; (iv) the Executive’s breach of any fiduciary duties to the Company; (v) a material violation of a material Company policy which, if such violation is curable, such failure is not cured within fifteen (15) calendar days following the Executive’s receipt of written notice of such failure, with such detail as sufficient to apprise Executive of the nature and extent of such failure; or (vi) the material breach by the Executive of any material term of this Agreement, which, if such breach is curable, such breach is not cured within fifteen (15) calendar days following the Executive’s receipt of written notice of such breach, with such detail as sufficient to apprise Executive of the nature and extent of such breach.

(b)        Termination by the Company Without Cause or by the Executive Without Good Reason.  Either party may terminate this Agreement at any time without Cause (in the case of the Company) or without Good Reason (in the case of the Executive), upon giving the other party sixty (60) days’ written notice.  At the Company’s sole discretion, it may substitute sixty (60) days’ Base Salary (or any lesser portion for any shortened period provided) in lieu of notice.  Any Base Salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to Section 6(c).  For purposes of this Agreement, in the event the Company elects not to extend the Employment Period in accordance with Section 1 hereof, Executive’s employment shall terminate on the last day of the Employment Period and such election shall be deemed a termination by the Company without Cause.

(c)        Termination by Executive for Good Reason.  The Executive may terminate Executive’s employment under this Agreement at any time for Good Reason, upon written notice by the Executive to the Company.  For purposes of this Agreement, Good Reason for termination shall mean, without the Executive’s consent: (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at the Company, or any other action by the Company which results in a substantial diminution of the Executive’s duties or responsibilities other than any such reduction which is remedied by the Company within thirty (30) days of receipt of written notice thereof from the Executive; (ii) a requirement that the Executive work principally from a location that is twenty (20) miles further from the Executive’s residence than the Company’s address first written above; (iii) a ten (10) percent or greater reduction in the Executive’s Base Salary, Target Bonus, excluding any reductions caused by the failure to achieve performance targets, or annual grant date fair value (as reasonably determined by the Company) of equity or equity-based awards granted under any equity compensation plans of the Company that vest solely based on the passage of time (the “Time-Based Equity Awards”); or (iv) any material breach by the Company of this Agreement.  Good Reason shall not exist pursuant to any subsection of this Section 5(c) unless (A) the Executive shall have delivered notice to the Company’s Board of Directors within ninety (90) days of the occurrence of such event constituting Good Reason, and (B) the Company’s Board of Directors fails to remedy the circumstances giving rise to the Executive’s notice within thirty (30) days of receipt of notice.  The Executive must terminate employment under this Section 5(c) at a time agreed reasonably with the Company, but in any event within one hundred fifty (150) days from the occurrence of an event constituting Good Reason.  For purposes of Good Reason, the Company shall be defined to include any successor to the Company which has assumed the obligations of the Company through merger, acquisition, stock purchase, asset purchase or otherwise.

(d)        Executive’s Death or Disability.  The Executive’s employment shall terminate immediately upon Executive’s death or, upon written notice as set forth below, Executive’s Disability.  As used in this Agreement, “Disability” shall mean such physical or mental impairment as would render the Executive unable to perform each of the essential duties of the Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.  If the Employment Period is terminated by reason of the Executive’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other.

(e)        Executive’s Retirement.  The Executive’s employment shall terminate upon Executive’s Retirement.  As used in this Agreement, “Retirement” shall mean the Executive resigns on or after age sixty five pursuant to this Section 5(e). If the Employment Period is terminated by reason of the Executive’s Retirement, the Executive shall give one hundred eighty (180) days’ advance notice to the effect to the Company.

6.         Effect of Termination

(a)        General.  Regardless of the reason for any termination of this Agreement and subject to this Section 6, the Executive (or the Executive’s estate if the Employment Period ends on account of the Executive’s death) shall be entitled to (i) payment of any unpaid portion of the Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense incurred under Section 4(e) in performing Executive’s duties hereunder in accordance with Company policy; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company in accordance with the terms of such plan or program; and (v) except in the case of Termination by the Company for Cause, any unpaid Annual Bonus earned by Executive for the calendar year prior to the calendar year in which Executive’s termination occurs, as determined by the Company based on actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  Upon termination of this Agreement for any reason, the Executive shall resign from all boards and committees of the Company, its affiliates and its subsidiaries.

(b)        Termination by the Company for Cause or by Executive Without Good Reason.  If the Company terminates the Executive’s employment for Cause or the Executive terminates Executive’s employment without Good Reason, the Executive shall have no rights or claims against the Company except to receive the payments and benefits described in Section 6(a).

(c)        Termination by the Company Without Cause or by the Executive with Good Reason.  If the Company terminates the Executive’s employment without Cause pursuant to Section 5(b), or the Executive terminates employment with Good

Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)       continued payment of the Base Salary, at the rate in effect on the last day of employment (but in no event in an annual amount less than as set forth in Section 4(a)), for a period of twelve (12) months.  Such amount shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company;

(ii)       continued payment by the Company for the Executive’s life and health insurance coverage for twelve (12) months (the “Continuation Period”) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided that if continued payment by the Company of the Executive’s health insurance coverage would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Company will instead pay the Executive on the first day of each month a fully taxable cash payment equal to the Company’s premiums for that month (the “Monthly Premium”) and a corresponding Tax Indemnity Payment (defined below), subject to applicable tax withholdings, for the remainder of the Continuation Period;

(iii)      payments equal to two (2) times the average Annual Bonus earned by the Executive over the two (2) calendar years preceding the year of termination (or if the Executive has not been employed for two (2) calendar years, payments equal to two (2) times the Executive’s Target Bonus for the year of termination).  By way of example only, if the Executive’s Annual Bonus over the preceding two (2) years was $300,000 and $0, the average would be $150,000 and the payment under this Section 6(c)(iii) would equal $300,000.  Such amount shall be paid to the Executive within ten (10) days after the end of the Restricted Period (as defined below);

(iv)       a pro rata portion of the Annual Bonus for the year of termination, as reasonably determined by the Company based upon the extent to which performance goals for the year of termination are achieved, which Annual Bonus, if any, shall be paid to Executive no later than March 15 of the year following the year in which such termination occurs; and

(v)        immediate vesting as of the last day of employment in any unvested Time-Based Equity Awards (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions (“Performance-

Based Equity Awards”) being governed by the terms of the applicable award agreement).

None of the benefits described in this Section 6(c) (the “Severance Payments”) will be payable unless the Executive has signed a general release (in substantially the form attached hereto as Exhibit A) within forty five (45) days of date of termination, which has (and not until it has) become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, and their directors, officers and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.  The Severance Payments shall commence on the Company’s first regular payroll date occurring on or after the sixtieth (60th) date following the date of termination (the “First Payroll Date”), with amounts otherwise payable under the Company’s normal payroll procedures prior to the First Payroll Date to be paid in lump sum on the First Payroll Date without interest thereon.

For purposes of Section 6(c)(ii), the “Tax Indemnity Payment” shall equal the aggregate amount of additional payments necessary to deliver to the Executive  the Monthly Premium amount in full on a net after-tax basis with the amount of each such Tax Indemnity Payment to be based upon the Tax Rate in effect when the corresponding Monthly Premium amount is paid.  For the purposes of the foregoing, “Tax Rate” means the Executive’s current tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rates of taxation in the county and state of the Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

(d)        Termination In the Event of Death, Disability or Retirement.  In the event of a termination of employment due to death, Disability or Retirement, the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)         a pro rata portion of the Annual Bonus for the year of termination, as reasonably determined by the Company based upon the extent to which performance goals for the year of termination are achieved, which Annual Bonus, if any, shall be paid to Executive (or Executive’s estate) no later than March 15 of the year following the year in which such termination occurs; and

(ii)       immediate vesting as of the last day of employment in any unvested Time-Based Equity Awards (with any Performance-Based Equity Awards being governed by the terms of the applicable award agreement).

7.         Confidentiality

(a)        Definition of Proprietary Information.  The Executive acknowledges that Executive may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, or financial activities of the Company, or of a third party which provided proprietary information to the Company on a confidential basis.  All such information, including in any electronic form, and including any materials or documents containing such information, shall be considered by the Company and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)        Exclusions.  Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c)        Obligations.  Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to Executive before this Agreement is signed or afterward.  In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or its affiliates) without a legitimate business need to know during the Employment Period; (ii) remove the Proprietary Information from the Company’s premises without a valid business purpose; or (iii) use the Proprietary Information for Executive’s own benefit or for the benefit of any third party.

(d)        Return of Proprietary Information.  The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company is the property of the Company.  The Executive agrees to deliver to the Company all documents and other tangibles containing the Proprietary Information at any time upon request by the Company’s Board of Directors during Executive’s employment and immediately upon termination of Executive’s employment.

(e)        Whistleblower and Trade Secret Protections. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by the Company in any way to prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.         Noncompetition

(a)        Restriction on Competition.  For the period of the Executive’s employment with the Company and for twelve (12) months following the expiration or termination of the Executive’s employment with the Company (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as a manager, employee, consultant, partner, principal, agent, representative, or in any other individual or representative capacity in any material business that the Company conducts as of the date of the Executive’s termination of employment, including but not limited to the multifamily finance business, where material is defined as fifteen (15) percent of the gross revenues of the Company based on the most recent quarterly earnings.  Executive further agrees that for the period of the Executive’s employment with the Company and for the Restricted Period, the Executive will not engage, directly or indirectly, as an owner, director, trustee, member, stockholder, or in any other corporate capacity in any material business that the Company conducts as of the date of the Executive’s termination of employment.  Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely (i) by reason of Executive’s passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity, (ii) by providing legal, accounting or audit services as an employee or partner of a professional services organization or (iii) by providing services to any investment banking or other institution that do not relate to any material business that the Company conducts as of the date of the Executive’s termination of employment.

(b)        Non-Solicitation of Clients.  During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on Executive’s own behalf or on behalf of any other person(s), any client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the date of the Executive’s termination of employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company.

(c)        Non-Solicitation of Employees.  During the Restricted Period, the Executive agrees that Executive will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company a vice president, senior vice president or executive vice president or other senior executive employee of the Company.

(d)        Acknowledgement.  The Executive acknowledges that Executive will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of Executive’s employment, as well as access to the relationships between the Company and its clients and employees.  The Executive further acknowledges that the business of the Company is very competitive and that competition by Executive in that business during Executive’s employment, or after Executive’s employment terminates, would severely injure the Company.  The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit Executive’s ability to earn a livelihood.

(e)        Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by Executive of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates, including the Company, shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, including the Company, under law or in equity (including, without limitation, the recovery of damages):

(i)         The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)       The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Executive as the result of any transactions constituting a breach of the

Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(f)        Without limiting Section 13(j), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.         Executive Representation

The Executive represents and warrants to the Company that Executive is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent Executive from performing Executive’s obligations under this Agreement.

10.       Mediation and Arbitration

(a)        Except as provided in Section 10(b), any disputes between the Company and the Executive in any way concerning the Executive’s employment, the termination of Executive’s employment, this Agreement or its enforcement shall be subject to mediation.  If the Company and the Executive cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as the sole mediator. The first mediation session shall occur within forty five (45) calendar days following the notice of a dispute.  If within sixty (60) days of the first mediation session the claim is not resolved, either party may request that the dispute be settled exclusively by arbitration in the state of Maryland by a single arbitrator, selected in the same manner as the mediator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, any or all of the following courts have jurisdiction:  (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the State of Maryland, or (iii) any other court having jurisdiction.  Any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and the Executive waive to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  A judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party shall bear its costs and expenses arising in connection with any arbitration proceeding.

(b)        Notwithstanding the foregoing, the Company, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

11.       Section 409A.

To the extent the Executive would be subject to the additional twenty (20) percent tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 11.

(a)        For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and health insurance payment shall be treated as a right to receive a series of separate and distinct payments.

(b)        The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A

(c)        Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six (6) month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.   To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)        (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(e)        Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.       Clawback Policies

The Executive is subject to any recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation, which is granted or awarded to Executive on or after the date of this Agreement.  Such policies may include the right to recover incentive-based compensation (including equity or equity-based awards granted as compensation) awarded or received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws.  The Executive agrees to amend any awards and agreements entered into on or after the date of this Agreement as the Company may request to reasonably implement its policies.

13.       Miscellaneous

(a)        Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(b)        If to the Company, to:

Walker & Dunlop, Inc.

7501 Wisconsin Avenue

Suite 1200E

Bethesda, MD 20814

Attention: General Counsel

(i)         If to the Executive, to:

Stephen P. Theobald

Address on file with the Company

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(c)        Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d)        Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(e)        Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive, which amendment or modification is consented to by the Company.

(f)        Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

(g)        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by the Executive.

(h)        Waiver.  No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent by the Company shall not be effective unless consented to by the Company.  A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i)         Captions.  The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j)         Severability.  In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k)        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman and Chief Executive Officer

STEPHEN P. THEOBALD

/s/ Stephen P. Theobald

Exhibit A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [________] (the “Effective Date”), by Stephen P. Theobald (“Executive”) in consideration of severance pay (the “Severance Payment”) provided to Executive by Walker & Dunlop, Inc., a Maryland corporation (the “Company”), pursuant to the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).

1.         Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of Executive’s signing of this Release, concerning Executive’s employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by Section 6(a) and Section 6(c) of the Employment Agreement, or (b) with respect to Executive’s ownership of vested equity securities of the Company, or (c) under any indemnification or similar agreement with Executive or indemnification under the Articles of Incorporation, Bylaws or other governing instruments of the Company.

Executive understands that by signing this Release, Executive is not waiving any claims or administrative charges which cannot be waived by law.  Executive is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on

Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.         Acknowledgments.  Executive is signing this Release knowingly and voluntarily.  Executive acknowledges that:

(a)        Executive is hereby advised in writing to consult an attorney before signing this Release;

(b)        Executive has relied solely on Executive’s own judgment and/or that of Executive’s attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of Executive’s own free will;

(c)        Executive is not entitled to the Severance Payment unless Executive agrees to and honors the terms of this Release;

(d)        Executive has been given at least twenty-one (21) calendar days to consider this Release, or Executive expressly waives the right to have at least twenty-one (21) days to consider this Release;

(e)        Executive may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  Executive further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if Executive revokes this Release within the seven (7) day revocation period, Executive will not receive the Severance Payment;

(f)        Executive has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of signing of this Release that Executive may have against the Employer; and

(g)        No statements made or conduct by the Employer has in any way coerced or unduly influenced Executive to execute this Release.

3.         No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.         Entire Agreement.  There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.         Execution.  It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.         Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.         Governing Law.  This Release shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof.

8.         Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

Stephen P. Theobald